UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material under §240.14a-12

The Target Portfolio Trust
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

What to do now:

1.              Read the enclosed proxy statement.

2.              Review the voting instructions provided.

3.              VOTE!

Three easy ways to vote:

1.              Call the toll-free number on your proxy ballot card from a touch-tone telephone.

2.              By Internet. Have your proxy card available. Go to the website listed on the proxy card. Enter your control number from your proxy card. Follow the instructions on the website.

3.              Mail your completed proxy ballot card in the enclosed postage-paid envelope.

Voting by phone or Internet is available 24 hours a day, 7 days a week and must be received by 11:59 p.m. Eastern time on the day prior to the meeting.

If you have any questions before you vote, please call D.F. King & Co., Inc. at 1-(866)-828-6929 toll-free. They will be happy to help you understand the proposal and assist you in voting.

The Board of Trustees of the Target Portfolio Trust, on behalf of its series, the Target Large Capitalization Value Portfolio (the Target Portfolio), is recommending that shareholders approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential Strategic Value Fund (the Prudential Fund, and together with the Target Portfolio, the Funds). This proposal is sometimes referred to herein as the reorganization. In addition to the accompanying proxy materials, this packet provides information about the proposed reorganization.

The Board recommends you vote to approve the proposal.

Please read the enclosed materials and vote your shares as soon as possible. The three methods for voting your shares are noted above to make it as easy as possible for you. We appreciate your quick response as it will help minimize communication costs.

Continued

What’s Inside
Answers to your questions about the proposed reorganization	2–8
Supplement to the prospectus	9

Answers to questions about the proposed reorganization of the Target Portfolio should be reviewed along with the enclosed proxy materials.

On what proposal am I being asked to vote?

Shareholders of the Target Portfolio are being asked to approve a proposal for the acquisition of its assets and the assumption of its liabilities by the Prudential Fund.

Note: Each shareholder with Class T shares of the Target Portfolio will receive Class Z shares of the Prudential Fund. As part of the reorganization, Class R shares will be created for the Prudential Fund in order to accommodate Class R shareholders of the Target Portfolio who will become shareholders of the Prudential Fund.

Why is this reorganization being proposed?

After careful review of a broad range of factors, including investment objectives, policies and restrictions, performance, expenses, and net asset levels of the Target Portfolio and Prudential Fund, the Boards of Trustees of each Fund determined that the reorganization is in the best interest of shareholders of the Funds and that the interests of existing shareholders of each Fund will not be diluted as a result of the implementation of the proposal.

How do you expect shareholders to potentially benefit from this change?

Shareholder benefits may include the potential for improved net fund performance based upon the historical performance of the Funds; expenses are expected to remain unchanged for shareholders of the Target Portfolio; greater choice in exchange options; and other potential advantages that come with increased asset growth.

Long-term performance: As noted below, as of 10/31/2014, the Prudential Fund has provided better net investment performance than the Target Portfolio over the past year-to-date, 1-year, 5-year, and 10-year periods.

Performance (SEC Standardized Annualized Returns) as of 10/31/2014

	YTD	1-year	3-year	5-year	10-year
Prudential Strategic Value Fund Z Shares	10.01%	16.26%	19.05%	15.26%	6.87%
Target Large Capitalization Value Portfolio T Shares	9.70	16.18	19.96	15.11	6.40

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the Prudential Fund listed, visit www.prudentialfunds.com. Prudential Fund: Z shares do not carry a sales charge. Target Portfolio: T shares do not carry a sales charge.

Please see below for the 12/31/2014 net investment performance of both the Prudential Fund and the Target Portfolio over the past year-to-date, 1-year, 3-year, 5-year, and 10-year periods.

Performance (SEC Standardized Annualized Returns) as of 12/31/2014

	YTD	1-year	3-year	5-year	10-year
Prudential Strategic Value Fund Z Shares	13.06%	13.06%	19.48%	14.27%	6.44%
Target Large Capitalization Value Portfolio T Shares	12.99	12.99	20.84	14.29	5.69

Past performance does not guarantee future results, and current performance may be lower or higher than the past performance data quoted. The investment return and principal value will fluctuate, and shares, when sold, may be worth more or less than the original cost. For the most recent month-end performance of the Prudential Fund listed, visit www.prudentialfunds.com. Prudential Fund: Z shares do not carry a sales charge. Gross operating expenses: Class Z, 1.19%. Net operating expenses: Class Z, 1.17%, after contractual reduction through 6/30/2015. Target Portfolio: T shares do not carry a sales charge. Gross operating expenses: Class T, 0.79%.

Total return describes the return to the investor after net operating expense but before any sales charges are imposed. SEC standardized return describes the return to the investor after net operating expense and maximum sales charges are imposed. All returns assume share price changes as well as the compounding effect of reinvested dividends and capital gains. Returns may reflect fee waivers and/or expense reimbursements. Without such, returns would be lower. Performance by share class may vary.

Class Z shares generally are available to individual investors through certain retirement and mutual fund wrap and asset allocation programs, and to institutions at an investment minimum of $5,000,000. Performance by share class may vary. Other classes, which contain either a sales load or a contingent deferred sales charge, are also available. These additional expenses could lower the total fund return of a particular share class. Please see the prospectus for additional information about fees and expenses and investor eligibility requirements.

Similar investment objectives and policies: Each Fund has similar investment objectives, policies, and strate- gies. The investment objective of the Target Portfolio is to seek total return consisting of capital appreciation and dividend income, while the investment objective of the Prudential Fund is to seek long-term growth of capital. The Funds’ principal investment strategy is outlined in the table below. For additional comparative information regarding the Funds’ policies, please see the N-14 Proxy/Prospectus.

Fund Name:	Target Large Capitalization Value Portfolio	Prudential Strategic Value Fund
Investment Strategy:

•        Seeks investments that will increase in value, as well as pay the Portfolio dividends.

•        Invests in large company stocks that we believe are undervalued and have an above- average potential to increase in price, given the company’s sales, earnings, book value, and cash flow.

•        The Fund invests in a diversified portfolio of large-cap company stocks that the subadviser believes are attractively priced when evaluated using quantitative measures such as price-to earnings (P/E), price-to-cash flow (P/CF), and price-to-book (P/B) ratios.

•        Although the strategy emphasizes attractive valuations, the subadviser also considers other quantifiable characteristics. Such characteristics may include measures of earnings quality, external financing, or trends in the earnings outlook.

•        The emphasis placed on valuation or other factors may vary over time and with market conditions.

Primary Benchmark:	Russell 1000® Value Index	Russell 1000 Value Index

Will the overall expenses for Target Portfolio shareholders increase following the reorganization?

We expect total net expenses to remain unchanged. The pro forma effective net total expense ratio for the combined fund is expected to be higher than the current net total expense ratio for the Target Portfolio as a result of the reorganization. However, to the extent that actual net expenses for the shareholders of the Target Portfolio would increase as a result of the reorganization, PI will contractually waive up to 0.17% of its management fee on an annualized basis for the period from the consummation of the reorganization through June 30, 2016, if the combined Prudential Fund’s net operating expenses (exclusive of taxes, interest, distribution (12b-1) fees, and certain extraordinary expenses) exceed 0.80% (the current net operating expenses of the Target Portfolio).

Who is the subadviser of the Prudential Strategic Value Fund?

The Prudential Fund is subadvised by QMA, a wholly owned subsidiary of Prudential Investment Management, Inc. For nearly 40 years, QMA has been a leader in developing innovative investing techniques and combining experienced judgment with detailed investment research in an attempt to capture repeatable long-term outperformance. The group comprises 53 investment professionals who have worked closely together through diverse markets, and includes 19 PhDs across a wide array of disciplines. As of December 31, 2014, QMA managed $113.1 billion in assets.

Potential advantages to QMA’s large-cap value strategy include the following:

•          A consistent and repeatable investment process. Through intensive investment research, QMA has identified persistent sources of alpha and combined them into a process that seeks to provide steady, attractive returns over a full market cycle.

•          Coverage of the entire large-cap universe. QMA’s Value Equity model allows them to systematically look at over 1,000 stocks within the Russell Large-Cap universe to identify potential value opportunities.

•          Diversification. To expand return potential and help limit risk exposure, portfolio holdings typically consist of approximately 110 to 160 securities. This breadth provides diverse return opportunities to help stabilize performance, in contrast to large concentrated bets that risk elevating loss potential.

What are the NASDAQ and CUSIP symbols for the two Funds?

Target Large Capitalization Value Portfolio

Share Class	NASDAQ	CUSIP
Class R	TLVRX	875921850
Class T	TALVX	875921108

Prudential Strategic Value Fund

Share Class	NASDAQ	CUSIP
Class A	SUVAX	74440K108
Class B	SUVBX	74440K207
Class C	SUVCX	74440K306
Class R	PRVRX	74440K736
Class Z	SUVZX	74440K405

Note: Class B shares are generally closed to new investors and will not accept subsequent purchases from existing shareholders. Please see the Fund’s current prospectus, as amended from time to time, for additional information. Class T shareholders of the Target Portfolio will receive Class Z shares of the Prudential Fund upon implementation of the reorganization. Class R shares will be created for the Prudential Fund in order to accom- modate the Class R shareholders of the Target Portfolio who will become shareholders of the Prudential Fund.

If the proposal is approved, when will the proposed reorganization go into effect?

If the required shareholder approval is obtained by the May 6, 2015 meeting date, it is expected that the reorganization will be effective on or about May 15, 2015. However, such date may change if the shareholder meeting is adjourned one or more times.

How will you determine the number of shares of the Prudential Fund that each shareholder receives?

As of the New York Stock Exchange (NYSE) close of business on the closing date for the reorganization, each shareholder with Class T shares will receive a dollar value of whole and fractional shares of Class Z shares* of the Prudential Fund equal to the value of T shares held in the Target Portfolio. Each shareholder with Class R shares will receive a dollar value of whole and fractional shares of the Class R shares of the Prudential Fund equal to the value of the shares held in the Target Portfolio.

*The Class Z minimum initial amount will be waived for the Target Portfolio shareholders who receive Class Z shares as part of the reorganization and for any future purchases of Class Z of the Prudential Fund and for exchanging into Class Z shares of other Prudential Retail Funds.

Is the reorganization considered a taxable event for federal income tax purposes?

We do not expect the reorganization to result in a taxable gain or loss for U.S. federal income tax purposes. Sales by Target Portfolio of portfolio securities prior to the reorganization may result in realized gains or losses on such securities. Net realized gains in excess of prior year capital loss carry forward (if any) would be distributed to shareholders of Target Portfolio prior to the reorganization. See the proxy statement and prospectus for more information.

What if there are not enough votes to approve the proposed reorganization by the scheduled shareholder meeting date?

If there are not enough votes to approve the reorganization by the scheduled shareholder meeting date, the meeting may be adjourned. The meeting may be adjourned for a reasonable amount of time in accordance with the organization documents that apply to the Target Portfolio and applicable state laws. If sufficient votes are not obtained by that date, the reorganization will not occur and we would continue to explore options for the Target Portfolio.

Can a financial professional vote on my behalf?

Under existing NYSE rules, brokers, banks, and other nominees are not expected to be entitled to vote fund shares with respect to the reorganization unless the beneficial owner gives specific instructions for the vote. However, the Target Portfolio will forward proxy materials to brokers who are the record owners for beneficial owners. When a broker is unable to cast a vote because no specific instructions have been given, and the broker executes and returns an unvoted proxy ballot card, the resulting “broker non-vote” counts toward establishing a quorum for the meeting. If sufficient votes for a quorum have not been obtained, the Target Portfolio may request that one or more brokers submit a specific number of broker non-votes in order to obtain a quorum. The Target Portfolio will only request these broker non-votes if it believes that this action will result in sufficient shareholder votes to approve the proposal at the meeting. Consequently, shareholders who oppose the proposal should vote against it.

How do I vote my shares?

You can vote your shares 24 hours a day, 7 days week by telephone, by mail via the enclosed proxy ballot card, and by Internet. If you hold the Target Portfolio within a brokerage account and receive statements directly from your bank or broker, please follow the instructions provided on your proxy card. You can also vote your shares by attending the meeting. Please see the enclosed proxy materials for complete details.

How many votes am I entitled to cast?

You may cast one vote for each share of the Target Large Capitalization Value Portfolio you own on the record date, which is February 5, 2015.

How do I sign the proxy ballot card?

Individual accounts: Shareholders should sign exactly as their names appear on the account registration shown on the proxy ballot cards. Joint accounts: Both owners must sign, and the signatures must conform exactly to the names shown on the account registration. All other accounts: The person signing must indicate his or her role in the account. For example, a trustee for a trust should include his or her title when signing, such as “Jane Doe, Trustee,” or an authorized officer of a company should indicate his or her position with the company, such as “John Smith, President.”

Whom do I call for more information?

Contact D.F. King & Co., Inc., the Target Portfolio’s proxy solicitor, at 1-(866)-828-6929 for additional information regarding the proxy or for a replacement proxy card.

Definitions

Alpha is the excess risk-adjusted performance over the benchmark index.

The Russell 1000 Value Index contains those securities in the Russell 1000® Index with a below-average growth orientation. Companies in this Index generally have low price-to-book and price-to-earnings ratios, higher dividend yields, and lower forecasted growth values. The Index and Russell are trademarks of the Frank Russell Company.

An investment cannot be made directly in an index. All indexes are unmanaged and do not reflect deductions for any sales charges, operating expenses of a mutual fund, or taxes. Returns would be lower if they included the effect of these expenses.

Fund Risks

Mutual fund investing involves risks. The investment return and principal value will fluctuate, and the investment, when sold, may be worth more or less than the original cost. There is no guarantee a fund’s objectives will be achieved. The risks associated with each fund are explained more fully in each fund’s respective prospectus. Diversification does not guarantee a profit or protect against a loss in declining markets. For tax advice, clients should consult their tax professional regarding their particular situation.

Every vote is important, whether your Fund holdings are large or small. Please review the materials and return your proxy ballot card by mail, vote online, or call in your vote today.

Unclog your mailbox! Enroll in e-delivery

Enjoy the convenience of viewing annual and semiannual reports, prospectuses, and proxy statements online. When you enroll in electronic delivery, you will no longer receive paper copies of these documents and you will be notified by email when new materials are available for online viewing.

Enrolling is fast and simple

•                  Go to www.prudentialfunds.com/edelivery and follow the simple enrollment instructions.

•                  You will receive an email when new materials are available.

•                  You can cancel your enrollment or change your email address at any time.

Consider a fund’s investment objectives, risks, charges, and expenses carefully before investing. The prospectus and summary prospectus contain this and other information about the fund. Contact your financial professional to obtain a copy of the prospectus and summary prospectus. Read them carefully before investing.

Mutual funds are distributed by Prudential Investment Management Services LLC, a Prudential Financial company, member SIPC. Quantitative Management Associates LLC (QMA) and Prudential Investment Management, Inc. are registered investment advisors and Prudential Financial companies. © 2015 Prudential Financial, Inc. and its related entities. Prudential Investments LLC, Prudential, the Prudential logo, Bring Your Challenges, Target Funds, Target Portfolio Trust, and the Rock symbol are service marks of Prudential Financial, Inc. and its related entities, registered in many jurisdictions worldwide.

Mutual Funds: Are not insured by the FDIC or any federal government agency • May lose value • Are not a deposit of or guaranteed by any bank or any bank affiliate

0273604-00001-00   NS10007   Expiration: 06/30/2015

THE TARGET PORTFOLIO TRUST

Target Large Capitalization Growth Portfolio

Target Large Capitalization Value Portfolio

Target Small Capitalization Growth Portfolio

Supplement dated December 17, 2014 to the

Summary Prospectus, Statutory Prospectus and Statement of Additional Information,
each dated September 25, 2014, as supplemented from time to time

Proposed Reorganizations

The Board of Trustees of the Target Portfolio Trust (the “Trust”), on behalf of each Acquired Fund (as defined below) and the Boards of Trustees/Directors of Prudential Investment Portfolios Inc. (“PIP”), Prudential Investment Portfolios 3 (“PIP 3”) and Prudential Jennison Small Company Fund, Inc. (“JSC Fund”), on behalf of the applicable Acquiring Fund (as defined below), recently approved the Growth Reorganization (as defined below), the Strategic Value Reorganization (as defined below) and the Small Company Reorganization (as defined below).

GROWTH REORGANIZATION

Acquired Fund	Acquiring Fund
Target Large Capitalization Growth Portfolio, a series of the Trust	Prudential Jennison Growth Fund, a series of PIP

STRATEGIC VALUE REORGANIZATION

Acquired Fund	Acquiring Fund
Target Large Capitalization Value Portfolio, a series of the Trust	Prudential Strategic Value Fund, a series of PIP 3

SMALL COMPANY REORGANIZATION

Acquired Fund	Acquiring Fund
Target Small Capitalization Growth Portfolio, a series of the Trust	Prudential JSC Fund

Pursuant to the proposals, the assets and liabilities of each Acquired Fund would be exchanged for shares of the relevant Acquiring Fund. The Acquiring Fund shares to be received by the Acquired Fund shareholders in each reorganization will be equal in value, will be of the same class (except that Class T shareholders of the Acquired Funds will receive Class Z shares of the relevant Acquiring Fund), and each share class will be subject to the same distribution fees, account maintenance fees, and sales charges, including contingent deferred sales charges, if any, as the Acquired Fund shares held by such shareholders immediately prior to each reorganization.

As part of the Strategic Value Reorganization, the Board also approved the creation and issuance of Class R shares of Prudential Strategic Value Fund (“Strategic Value Fund”) in order to accommodate Class R shareholders of Target Large Capitalization Value Portfolio who will become shareholders of Strategic Value Fund.

Under the terms of the proposals, Acquired Fund shareholders would become shareholders of the relevant Acquiring Fund. No sales charges would be imposed in connection with the proposed transaction. Each of the Acquired Funds and Acquiring Funds anticipate obtaining an opinion of counsel to the effect that the reorganization transactions will not result in any adverse federal income tax consequences to either the Acquired Funds or the Acquiring Funds or their respective shareholders.

Each reorganization is subject to approval by the shareholders of an Acquired Fund. It is anticipated that a proxy statement/prospectus relating to each reorganization transaction will be mailed to the shareholders on or about the first quarter of 2015 and that the special meetings of the Acquired Fund shareholders will be held on or about second quarter 2015. If the required shareholder approvals are obtained and all required closing conditions are satisfied, including receipt of the above-described tax opinions, it is expected that each reorganization transaction will be completed on or about second quarter 2015 or as soon as reasonably practicable once shareholder approval is obtained.

LR706

If Acquired Fund shareholders approve its reorganization, the Acquired Fund will distribute its realized capital gains, if any, to shareholders prior to the closing. Acquired Fund shareholders who do not hold their shares in a tax-advantaged account may receive a taxable capital gain distribution as a result.

This document is not an offer to sell shares of the Acquiring Fund, nor is it a solicitation of an offer to buy any such shares or of any proxy. Please read the proxy statement/prospectus carefully, when it is available, because it contains important information about the reorganization and the Acquiring Fund.

LR706